EXHIBIT 11.3

                             CASTLE DENTAL CENTERS
          EXHIBIT 11.3 -- COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                                 (IN THOUSANDS)


                                                                 SIX MONTHS
                                              YEAR ENDED            ENDED
                                           DECEMBER 31, 1995    JUNE 30, 1995
                                           -----------------    -------------
PRIMARY:
Weighted average common shares
  outstanding...........................          4,000              4,000
Assumed conversion of preferred stock
  issued within one year of initial
  public offering.......................          1,245              1,245
Shares issued for business
  acquisitions..........................          1,297              1,297
Net effect of dilutive stock options,
  convertible debt, and warrants --
  based on the treasury stock method
  using average market price............            271                271
Shares issued in initial public
  offering..............................          5,000              5,000
Less excess shares issued in initial
  public offering.......................           (335)              (335)
                                           -----------------    -------------
Total primary shares....................         11,478             11,478
                                           =================    =============
Pro forma net income (loss).............        $ 2,512            $ 1,822
                                           =================    =============
Pro forma net income (loss) per share...        $   .22            $   .16
                                           =================    =============
FULLY DILUTED:
Weighted average common shares
  outstanding...........................          4,000              4,000
Assumed conversion of preferred stock
  issued within one year of initial
  public offering.......................          1,245              1,245
Shares issued for business
  acquisitions..........................          1,297              1,297
Net effect of dilutive stock options and
  warrants -- based on the treasury stock method using the year-end market price, if higher than average market
  price.................................            271                271
Shares issued in initial public
  offering..............................          5,000              5,000
Less excess shares issued in initial
  public offering.......................           (335)              (335)
                                           -----------------    -------------
Total fully diluted shares..............         11,478             11,478
                                           =================    =============
Pro forma net Income (loss).............        $ 2,512            $ 1,822
                                           =================    =============
Pro forma net income (loss) per share...        $   .22            $   .16
                                           =================    =============